EXHIBIT 23.1








                CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of Foodbrands America, Inc. on Form S-8 (File Nos. 33-45974, 333-04915, 333-04925, 333-04665, 333-04671, 33-59331 and
33-62611) of our report dated February 18, 1997, except as to the information presented in the last paragraph of Note 14 and the information presented in Note 15 for which the date is March 26, 1997, on our audits of the consolidated financial statements and the financial statement schedule of Foodbrands America, Inc. as of December 28, 1996, and December 30, 1995, and for the years ended December 28, 1996, December 30, 1995, and December 31, 1994, which report is included in this Annual Report on Form 10-K.






                                    COOPERS & LYBRAND L.L.P.


Oklahoma City, Oklahoma
March 26, 1997